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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             THE TITAN CORPORATION,

                          TITAN ACQUISITION CORPORATION

                                       and

                             PULSE ENGINEERING, INC.

                           Dated as of March 10, 2000

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                                TABLE OF CONTENTS

                                    ARTICLES

                                                                            Page
                                                                            ----

ARTICLE I  THE MERGER.........................................................1

     SECTION 1.01  The Merger.................................................1
     SECTION 1.02  Effective Time; Closing Date...............................2
     SECTION 1.03  Effect of the Merger.......................................2
     SECTION 1.04  Articles of Incorporation; Bylaws..........................2
     SECTION 1.05  Directors and Officers.....................................2

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES................3

     SECTION 2.01  The Merger.................................................3
     SECTION 2.02  Conversion of Company Common Stock.........................3
     SECTION 2.03  Acquiror to Deliver Cash...................................5
     SECTION 2.04  Exchange of Cash...........................................5
     SECTION 2.05  Escrowed Consideration; Determination of Closing
                   Adjustment.................................................6
     SECTION 2.06  Conversion of Acquiror Sub Shares..........................9
     SECTION 2.07  Closing....................................................9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY........................9

     SECTION 3.01  Organization and Qualification.............................9
     SECTION 3.02  Subsidiaries...............................................10
     SECTION 3.03  Articles of Incorporation and Bylaws.......................10
     SECTION 3.04  Capitalization.............................................10
     SECTION 3.05  Authority; Binding Obligation..............................11
     SECTION 3.06  No Conflict; Required Filings and Consents.................11
     SECTION 3.07  Intellectual Property......................................13
     SECTION 3.08  Financial Statements and Condition.........................14
     SECTION 3.09  Absence of Certain Developments............................15
     SECTION 3.10  Absence of Undisclosed Liabilities.........................16
     SECTION 3.11  Litigation; Disputes.......................................17
     SECTION 3.12  Real Property Leases.......................................17
     SECTION 3.13  Other Agreements; No Default...............................18
     SECTION 3.14  Labor Relations............................................18
     SECTION 3.15  Pension and Benefit Plans..................................19
     SECTION 3.16  Taxes and Tax Matters......................................20
     SECTION 3.17  Insurance..................................................22
     SECTION 3.18  Arrangements With Related Parties..........................22
     SECTION 3.19  Books and Records..........................................22
     SECTION 3.20  Assets.....................................................23


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     SECTION 3.21  Board Recommendation.......................................23
     SECTION 3.22  Directors and Officers.....................................23
     SECTION 3.23  State Takeover Statutes; Certain Charter Provisions........23
     SECTION 3.24  Environmental Matters......................................24
     SECTION 3.25  Y2K Compliance.............................................24
     SECTION 3.26  Government Contracts and Other Commitments.................25
     SECTION 3.27  Relations with Governments.................................26
     SECTION 3.28  Broker's Fees..............................................27
     SECTION 3.29  Pulse Employee Stock Ownership Trust.......................27

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB.......27

     SECTION 4.01  Organization and Qualification.............................27
     SECTION 4.02  Certificate or Articles of Incorporation and Bylaws........28
     SECTION 4.03  Authority; Binding Obligation..............................28
     SECTION 4.04  No Conflict; Required Filings and Consents.................28
     SECTION 4.05  No Prior Activities of Acquiror Sub........................29

ARTICLE V  PRE-CLOSING COVENANTS..............................................29

     SECTION 5.01  Conduct of Business of Company Until Effective Time........29
     SECTION 5.02  Best Efforts to Satisfy Conditions.........................32
     SECTION 5.03  Other Actions..............................................32
     SECTION 5.04  Certain Tax Matters........................................32
     SECTION 5.05  Access and Information.....................................32
     SECTION 5.06  Notification Filing Required under HSR Act.................33
     SECTION 5.07  Access to Company and Company Subsidiary Information.......33
     SECTION 5.08  Meeting of ESOP Participants...............................33
     SECTION 5.09  Termination of ESOP........................................34
     SECTION 5.10  Mitigation of FOCI.........................................34
     SECTION 5.11  Termination of Dodds Employment Agreement..................34

ARTICLE VI  ADDITIONAL AGREEMENTS.............................................34

     SECTION 6.01  Stockholder Approval.......................................34
     SECTION 6.02  Appropriate Action; Consents; Filings......................35
     SECTION 6.03 Disclosure..................................................36
     SECTION 6.04  Public Announcements.......................................36
     SECTION 6.05  Directors', Officers' and Trustees' Insurance;
                   Indemnification............................................37
     SECTION 6.06  Obligations of Acquiror Sub................................37
     SECTION 6.07  No Solicitation............................................37
     SECTION 6.08  Transaction Expenses.......................................38
     SECTION 6.09  IRS Determination Letter for ESOP..........................39
     SECTION 6.10  Key Employees..............................................39

ARTICLE VII  CONDITIONS PRECEDENT.............................................39

     SECTION 7.01  Conditions to Obligations of Each Party Under This
                   Merger Agreement...........................................39


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     SECTION 7.02  Additional Conditions to Obligations of Acquiror and
                   Acquiror Sub...............................................40
     SECTION 7.03  Additional Conditions to Obligations of Company............42

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...............................43

     SECTION 8.01  Termination................................................43
     SECTION 8.02  Effect of Termination......................................44
     SECTION 8.03  Expenses...................................................44
     SECTION 8.04  Amendment..................................................44
     SECTION 8.05  Extension; Waiver..........................................44

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; REMEDIES.............................45

     SECTION 9.01  Survival of Representations................................45
     SECTION 9.02  Indemnification by Principal Stockholder; Right to
                   Offset.....................................................45
     SECTION 9.03  Third Party Claims.........................................48
     SECTION 9.04  No Recourse Against the Company............................49
     SECTION 9.05  Remedies Cumulative........................................49

ARTICLE X  GENERAL PROVISIONS.................................................50

     SECTION 10.01  Notices...................................................50
     SECTION 10.02  Headings..................................................51
     SECTION 10.03  Severability..............................................52
     SECTION 10.04  Entire Agreement..........................................52
     SECTION 10.05  Assignment................................................52
     SECTION 10.06  Parties in Interest.......................................52
     SECTION 10.07  Mutual Drafting...........................................53
     SECTION 10.08  Governing Law.............................................53
     SECTION 10.09  Counterparts..............................................53
     SECTION 10.10  Singular and Plural.......................................53

ARTICLE XI  DEFINITIONS.......................................................53

                                           EXHIBITS

Exhibit A           Articles of Merger
Exhibit B           Initial Officers and Directors of Surviving Corporation
Exhibit C           Form of Escrow Agreement
Exhibit D           Form of Consulting Agreement
Exhibit E           Form of Non-Competition Agreement


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      This AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2000 (this
"Merger Agreement"), is entered into by and among The Titan Corporation, a corporation organized under the laws of the State of Delaware ("Acquiror"), Titan Acquisition Corporation, a corporation organized under the laws of the State of Maryland ("Acquiror Sub"), and Pulse Engineering, Inc., a corporation organized under the laws of the State of Maryland ("Company") ("Acquiror," "Acquiror Sub" and "Company" individually hereinafter referred to as "Party" and collectively hereinafter referred to as the "Parties");

      WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Maryland General Corporation Law ("Maryland Law"), will merge with and into Company (the "Merger");

      WHEREAS, the Board of Directors of Company has (i) determined that the Merger is advisable and fair to the holders of Company Common Stock (as defined in Section 3.04 of this Merger Agreement) and is in the best interests of such stockholders, (ii) advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby and (iii) recommended approval and adoption of this Merger Agreement by the stockholders of Company (the "Company Stockholders");

      WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Acquiror Sub and the sole stockholder of Acquiror Sub have advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby; and

      WHEREAS, as a condition and inducement to Acquiror's and Acquiror Sub's entering into this Merger Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Merger Agreement, Acquiror and Acquiror Sub are entering into a Stockholders Agreement with certain stockholders of the Company (the "Company Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock in favor of the Merger and have granted Acquiror an irrevocable proxy to vote such shares of Company Common Stock;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01 The Merger

Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Maryland Law, at the Effective Time (as defined in Section 1.02 of this Merger
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Agreement) Acquiror Sub shall be merged with and into Company, with Company being the surviving corporation (hereinafter sometimes called "Surviving Corporation") in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and Surviving Corporation shall continue to exist as a Maryland corporation.

SECTION 1.02 Effective Time; Closing Date

Subject to the provisions of Section 2.07 of this Merger Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Merger Agreement, the Parties shall cause the Merger to be consummated by filing the Articles of Merger, attached hereto as Exhibit A, as the same may be modified to comply with the requirements of the Maryland State Department of Assessments and Taxation (the "Articles of Merger"), and any other appropriate documents with the Maryland State Department of Assessments and Taxation, in such form as required by, and executed in accordance with the relevant provisions of, Maryland Law (the date and time of such filing being the "Effective Time"). The day on which the Effective Time shall occur shall hereinafter be referred to as the "Closing Date."

SECTION 1.03 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in Section 3-114 and other applicable provisions of Maryland Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Acquiror Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Acquiror Sub shall become the debts, liabilities and duties of Surviving Corporation.

SECTION 1.04 Articles of Incorporation; Bylaws

      (a) At the Effective Time, the articles of incorporation of Acquiror Sub shall continue unchanged and shall be the articles of incorporation of Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation, except that Article SECOND of Acquiror Sub's articles of incorporation shall be amended at the Effective Time to read as follows: "The name of the corporation is Pulse Engineering, Inc.".

      (b) At the Effective Time, the bylaws of Acquiror Sub shall continue unchanged and shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of Surviving Corporation and such bylaws.

SECTION 1.05 Directors and Officers

At the Effective Time, the initial officers and directors of Surviving Corporation shall be the persons listed on Exhibit B, each to hold office in accordance with the articles of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


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                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 The Merger

Subject to the terms and conditions of this Merger Agreement, in accordance with Maryland Law, at the Effective Time, Acquiror Sub shall merge into Company, with Company being the Surviving Corporation in the Merger. Upon consummation of the Merger, the corporate existence of Acquiror Sub shall cease and Company shall continue to exist as a Maryland corporation.

SECTION 2.02 Conversion of Company Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or the holders of the Company Common Stock (as defined below):

      (a) Outstanding Class A Common Stock. Subject to the provisions of this Merger Agreement, each share of Class A common stock, $0.00858699 par value, of the Company (each a "Class A Share"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.02(e) of this Merger Agreement) and any shares described in Section 2.02(d) of this Merger Agreement) shall be converted into the right to receive:

            (i) An amount equal to (x) (A) the Adjusted Merger Consideration, multiplied by (B) the Class A Multiple, divided by (y) the number of Class A Shares issued and outstanding immediately prior to the Effective Time (the "Outstanding Class A Common Stock") (the aggregate cash amount payable with respect to such Class A Shares pursuant to this Section 2.02(a)(i), the "Class A Cash Consideration"); and

            (ii) An amount equal to (x) (A) One Million Dollars ($1,000,000) (or such lesser amount as may be payable to the former holders of the Company Common Stock pursuant to the Escrow Agreement), multiplied by (B) the Class A Multiple, divided by (y) the Outstanding Class A Common Stock, which amount will be placed in escrow with First Union National Bank, or any other agent mutually acceptable to the Parties (the "Escrow Agent") pursuant to the Escrow Agreement, to secure the payment of the Closing Adjustment (as defined in Section 2.05(b) of this Merger Agreement).

      (b) Outstanding Class B Common Stock. Subject to the provisions of this Merger Agreement, each share of Class B common stock, $0.01945621 par value, of the Company (each, a "Class B Share"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares described in Section 2.02(d) of this Merger Agreement) shall be converted into the right to receive:

            (i) An amount equal to (x) (A) the Adjusted Merger Consideration, multiplied by (B) the Class B Multiple, divided by (y) the number of Class B Shares issued and outstanding immediately prior to the Effective Time (the "Outstanding Class B Common Stock") (the aggregate amounts payable with respect to all such shares of Class B Common Stock pursuant to this Section


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2.02(b)(i), the "Class B Cash Consideration" and, together with the Class A Cash
Consideration the "Cash Consideration"); and

            (ii) An amount equal to (x) (A) One Million Dollars ($1,000,000) (or such lesser amount as may be payable to the former holders of the Company Common Stock pursuant to the Escrow Agreement), multiplied by (B) the Class B Multiple, divided by (y) the Outstanding Class B Common Stock, which amount will be placed in escrow with the Escrow Agent pursuant to the Escrow Agreement to secure the payment of the Closing Adjustment (the aggregate amount of cash deposited with the Escrow Agent pursuant to Section 2.02(a)(ii) of this Merger Agreement and this Section 2.02(b)(ii), the "Escrowed Consideration" and, together with the Cash Consideration, the "Merger Consideration").

      (c) At the Effective Time, all shares of Company Common Stock shall (i) be converted into the right to receive the cash determined in accordance with this
Article II, (ii) no longer be outstanding, (iii) automatically be canceled and
(iv) cease to exist, and each certificate previously representing any such shares of Company Common Stock (each a "Certificate") shall thereafter represent the right to receive the Merger Consideration determined in accordance with Sections 2.02(a), 2.02(b) and 2.04 of this Merger Agreement.

      (d) At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, other than (i) any shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by Persons other than Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, and (ii) any shares of Company Common Stock held by Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, in respect of a debt previously contracted, shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

      (e) Notwithstanding anything in this Merger Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who have properly demanded payment of the fair value of their stock (the "Dissenting Shares") within the meaning of Section 3-202 of Maryland Law shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn their demand, or lost their right of payment under applicable law. If any such Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of Company Common Stock held by such Company Stockholder shall thereupon be deemed converted into the right to receive and exchangeable for, at the Effective Time, the Merger Consideration pursuant to Sections 2.02 and 2.04 of this Merger Agreement. Subject to the terms and conditions of this Merger Agreement, at and after the Effective Time, any holder of shares of Company Common Stock who complies with Section 3-203 of Maryland Law (a "Company Dissenting Stockholder") shall be entitled to obtain payment from Surviving Corporation of the fair value of such Company Dissenting Stockholder's shares of Company Common Stock as determined pursuant to Sections 3-207 or 3-210 of Maryland Law; provided, however, that, to the extent permissible under Maryland Law,


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no such payment shall be made unless and until such Company Dissenting
Stockholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock for which payment is being made.

      (f) Company shall give Acquiror (i) prompt notice of any written notice of intent to demand payment for shares filed pursuant to Section 3-203 of Maryland Law received by Company, withdrawals of such notices, and any other instruments served in connection with such notices pursuant to the relevant provisions of Maryland Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices under Maryland Law consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld), (A) make any payment with respect to any such notice, (B) offer to settle or settle any such notices or (C) waive any failure to timely deliver a written notice in accordance with the Maryland Law.

SECTION 2.03 Acquiror to Deliver Cash

At or prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, (a) with First Union National Bank, or any other agent mutually acceptable to the Parties (the "Exchange Agent"), for the benefit of the holders of Certificates, for payment in accordance with this Article II, an amount of cash equal to the Cash Consideration representing the cash (such deposit plus interest thereon being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Section 2.04 of this Merger Agreement in exchange for the Certificates, and (b) with the Escrow Agent, an amount of cash equal to the Escrowed Consideration representing the cash to be distributed and released in accordance with the terms and provisions of this Merger Agreement and of the Escrow Agreement.

SECTION 2.04 Exchange of Cash

      (a) Not later than three (3) business days after the Effective Time, the Exchange Agent shall mail (via first class U.S. mail, postage prepaid) to each holder of record of Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender of the Certificates in exchange for cash pursuant to this Section 2.04 and Section 2.02 of this Merger Agreement. Company shall have the right to review both the letter of transmittal and the instructions prior to their being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount to which such holder is entitled pursuant to the provisions of Section 2.02(a)(i) or
Section 2.02(b)(i) of this Merger Agreement, as the case may be, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall send the foregoing check(s) to each such holder (via first-class U.S. mail, postage prepaid) no later than the third business day after the Exchange Agent receives such holder's duly executed and completed transmittal letter. Company shall fix a date, in accordance with Maryland Law and Company's organizational documents, as a record date (the "Record Date") for the determination of the holders of Certificates entitled to receive cash as provided in this Section 2.04, notwithstanding any transfer of any Company Common Stock on the books of Company after the Record Date is fixed as


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aforesaid. Not less than fifteen (15) days prior to the Effective Time, Company shall provide Acquiror with a list of holders of Certificates on the Record
Date.

      (b) After the close of business on the Record Date, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock.

      (c) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for three (3) months after the Effective Time shall be returned to Acquiror. Any Company Stockholders who have not complied with this Article II before such portion of the Exchange Fund is returned to Acquiror shall thereafter look only to Acquiror for payment of their Merger Consideration determined pursuant to this Merger Agreement, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to this Merger Agreement.

SECTION 2.05 Escrowed Consideration; Determination of Closing Adjustment

      (a) Escrowed Consideration. The Escrowed Consideration will be placed in escrow pursuant to the Escrow Agreement and in accordance with Sections 2.02(a)(ii), 2.02(b)(ii) and 2.03 of this Merger Agreement. The Escrowed Consideration shall be held in escrow pursuant to the Escrow Agreement as security for the payment of the Closing Adjustment as determined in the manner described in Section 2.05(b) of this Merger Agreement. The Escrowed Consideration shall be released to the Acquiror and/or the Company Stockholders, as the case may be, only in accordance with the terms of the Escrow Agreement.

      (b) Determination of Closing Adjustment. The "Closing Adjustment" shall equal (i) the amount, if any, by which the actual amount of cash and the fair market value of the marketable securities of the Company and the Company Subsidiary on the Closing Date is less than (a) the estimated amount of cash and the estimated value of the marketable securities of the Company as set forth on the Estimated Balance Sheet required to be delivered to Acquiror pursuant to
Section 7.02(k) of this Merger Agreement (in the event that the proviso set forth in clause (c) of the definition of "Adjusted Merger Amount" did not prevent the balance of such clause (c) from being taken into account in the preparation of the Estimated Balance Sheet) or (b) $1,700,000 (in the event that such proviso did prevent the balance of such clause (c) from being taken into account in the preparation of the Estimated Balance Sheet), provided however, if, on the Closing Date, the cash and fair market value of the marketable securities is less than $1,700,000 and the net asset value of the Company, calculated in accordance with generally accepted accounting principles, is greater than or equal to Five Million Eight Hundred Seventy


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Five Thousand Dollars ($5,875,000), then the amount by which the cash and the fair market value of the marketable securities owned by the Company is less than $1,700,000 shall not be deducted for purposes of determining the Closing Adjustment, plus (ii) any Losses sustained by Acquiror or Surviving Corporation as a result of any breaches of the representations and warranties of the Company contained in this Merger Agreement and which are discovered by the Acquiror as a result of the audit of the consolidated financial statements of the Company as of the Closing Date by Arthur Andersen LLP, the Acquiror's independent public accountants, as hereinafter provided. The Company will use its best efforts to close its books and records for the period ending on the Closing Date within twenty (20) days after the Closing Date and shall deliver to the Acquiror or, at the request of the Acquiror, to Acquiror and Arthur Andersen LLP, such books and records as shall be requested by Acquiror or Arthur Andersen LLP to enable Arthur Andersen LLP to perform an audit of the consolidated financial statements of the Company as of the Closing Date and to determine the amount of the Closing Adjustment based thereon. Upon receipt of such books and records, the Acquiror shall use its best efforts to cause Arthur Andersen LLP to complete an audit of the consolidated financial statements of the Company and to calculate the amount of the Closing Adjustment within thirty (30) days following receipt of the books and records of the Company. Acquiror shall deliver to the Stockholders' Representative and the Escrow Agent a copy of such audited financial statements and the computations of the amount of the Closing Adjustment promptly upon receipt of such items from Arthur Andersen LLP. The Stockholders' Representative shall have the right to review and copy the computations and workpapers used in connection with the preparation of the audited financial statements and the computation of the Closing Adjustment, if any. If the Stockholders' Representative disagrees with the computation of the Closing Adjustment, the Stockholders' Representative shall so notify the Acquiror and the Escrow Agent in writing within ten (10) days after the date of receipt of the audited financial statements and the computation of the Closing Adjustment, specifying in detail any point of disagreement; provided, however, if the Stockholders' Representative fails to notify the Acquiror in writing of the Stockholders' Representative's disagreement within such ten (10) day period, the determination of the Closing Adjustment shall be final, conclusive and binding on the Parties for purposes of determining the amount of the Escrowed Consideration to be released to the former holders of Company Common Stock pursuant to the Escrow Agreement, but shall not limit Acquiror's other rights pursuant to this Merger Agreement or any other document delivered in connection with this Merger Agreement. The Acquiror and the Stockholders' Representative shall negotiate in good faith to resolve any such disagreement. If any such disagreement cannot be resolved by the Acquiror and the Stockholders' Representative within fifteen
(15) days after the Acquiror has received notice from the Stockholders' Representative in accordance with the preceding sentence of the existence of such disagreement, the Acquiror and the Stockholders' Representative shall jointly select a nationally recognized independent public accounting firm (which has not performed any service since January 1, 1996 for either the Company or the Acquiror or any of their respective Affiliates (the "Accounting Firm")), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree, either may request the Washington, D.C. office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto for purposes of

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determining the amount of the Escrowed Consideration to be released to the former holders of Company Common Stock pursuant to the Escrow Agreement, but shall not limit Acquiror's other rights pursuant to this Merger Agreement or any other document delivered in connection with this Merger Agreement. The fees and expenses of the Accounting Firm shall be borne by the non-prevailing Party. Notwithstanding the foregoing, in the event the Closing Adjustment exceeds the Escrowed Consideration, the Acquiror shall have, in addition to any other rights it may have under this Merger Agreement or any other documents delivered in connection with this Merger Agreement, the right to make an offset against the amounts payable under the Consulting/Non-Competition Arrangement in an amount equal to the amount by which Closing Adjustment exceeds the Escrowed Consideration.

      (c) Appointment of Stockholders' Representative. John G. Hannon shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with the provisions of this Section 2.05 and the Escrow Agreement as they relate to the Company and the Company Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all determinations of the Closing Adjustment and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such determinations,
(ii) to compromise on their behalf with Acquiror any claims asserted thereunder,
(iii) to authorize payments to be made with respect to the Closing Adjustment,
(iv) to execute and deliver on behalf of the Company Stockholders any documents or agreement contemplated by or necessary or desirable in connection with this Merger Agreement or the Escrow Agreement and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Stockholders as are authorized in this Merger Agreement and the Escrow Agreement (the above named representative, as well as any subsequent representative of the Company Stockholders appointed by the Company Stockholders who previously held a majority of the Company Common Stock being referred to herein as the "Stockholders' Representative"). The Stockholders' Representative shall not be liable to any Company Stockholder, Acquiror, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Stockholders' Representative in his role as Stockholders' Representative under or in connection with this Merger Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders' Representative. Acquiror, Acquiror Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders' Representative as the duly appointed attorney-in-fact of each Company Stockholder. Each Company Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote and without any further action, and each Company Stockholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority.

      (d) Record Retention. Acquiror, the Company and the Stockholder Representative agree that following the Closing through the date of the final determination of the Closing Adjustment that they will not destroy any records pertaining to the final determination of the Closing Adjustment.

SECTION 2.06 Conversion of Acquiror Sub Shares

Each share of capital stock of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of Surviving Corporation.

SECTION 2.07 Closing

Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the "Closing") will take place after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VII of this Merger Agreement. The scheduled closing date will take place as soon as practicable (but, in any event, no later than the first business day following the tenth (10th) day) after the satisfaction of the latest to occur or, if permissible, waiver, of the conditions set forth in Article VII of this Merger Agreement (the "Scheduled Closing Date"), at the offices of Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202, unless another date or place is agreed to in writing by the Parties.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF company

Except as specifically set forth in the Disclosure Letter delivered by Company to Acquiror prior to the execution and delivery of this Merger Agreement (the "Company Disclosure Letter") and referenced in the Company Disclosure Letter to the Section(s) of this Article III to which such disclosure applies, Company hereby represents, warrants to and agrees with Acquiror and Acquiror Sub as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 3.01 Organization and Qualification

Company is a corporation duly organized, validly existing and in good standing under Maryland Law, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Company Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.

SECTION 3.02 Subsidiaries

Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary. Neither Company nor any Company Subsidiary has any equity investment or other interest in, nor has Company or any Company Subsidiary made advances or loans to any Person (other than intra-company transactions between or among Company and a Company Subsidiary). Section
3.02 of the Company Disclosure Letter sets forth (a) the authorized capital stock or other equity interests of each Company Subsidiary and (b) the percentage of the issued and outstanding capital stock or other equity interests of each Company Subsidiary owned by Company. All of such shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are outstanding, fully paid and nonassessable and are owned by Company free and clear of all Encumbrances other than Encumbrances arising under applicable securities Laws. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of organization (as listed in Section 3.02 of the Company Disclosure Letter), and has the requisite corporate or limited liability company power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified to conduct business as a foreign Person and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or the leasing of its Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.

SECTION 3.03 Articles of Incorporation and Bylaws

Company has furnished to Acquiror a true and complete copy of the articles of incorporation of Company and each Company Subsidiary, as currently in effect on the date of this Merger Agreement, and a true and correct copy of Company's bylaws and the bylaws of each Company Subsidiary, as currently in effect on the date of this Merger Agreement, and in each case certified by the corporate secretary of the Company and each such Company Subsidiary, as appropriate. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective articles of organization or bylaws.

SECTION 3.04 Capitalization

The authorized capital stock of Company consists of 1,200,000 shares of common stock, consisting of 780,250 Class A Shares, $0.00858699 par value per share, and 419,750 Class B Shares, $0.01945621 par value per share, of which (i) 390,125 Class A Shares (the "Class A Outstanding Shares") are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; and (ii) 282,209 Class B Shares (the "Class B Outstanding Shares") are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable (such Class B Outstanding Shares and the Class A Outstanding Shares are collectively referred to herein as the "Company Common Stock"). Section 3.04 of the Company Disclosure Letter sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such stockholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, any other securities of any Company, or any capital stock or other securities of any Company Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company or any Company Subsidiary. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary, except as contemplated hereunder. Each of the outstanding shares of Company Common Stock and of capital stock of, or other equity interests in, each Company Subsidiary was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company or any Company Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person other than Company or any Company Subsidiary. There are no Agreements pursuant to which any Person (other than Company or any Company Subsidiary) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company or any Company Subsidiary.

SECTION 3.05 Authority; Binding Obligation

The execution and delivery by Company of this Merger Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Merger Agreement by Company in accordance with Maryland Law and Company's articles of incorporation and bylaws. This Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06 No Conflict; Required Filings and Consents

      (a) The execution, delivery and performance by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or bylaws of Company; (ii) subject to (A) obtaining the requisite approval and adoption of this Merger Agreement by the Company Stockholders in accordance with Maryland Law and Company's articles of incorporation and bylaws and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, and the filing and recordation of the Articles of Merger as required by Maryland Law, conflict with or violate any Law applicable to Company or any Company Subsidiary, or any of their Assets; (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right, or require the payment of any fees, compensation or other remuneration, under any Agreement to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any Company Subsidiary or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Company Material Adverse Effect and that would not prevent Company from consummating the Merger on a timely basis.

      (b) The execution, delivery and performance by Company and each Company Subsidiary of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and each Company Subsidiary of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act and Laws of other Governmental Entities,
(B) the filing and recordation of the Articles of Merger as required by Maryland Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company or any Company Subsidiary that would have a Company Material Adverse Effect.

      (c) Except as set forth in Section 3.06 of the Company Disclosure Letter, all returns, reports, statements and other documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or Assets of the Company and each Company Subsidiary have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at the offices of the Company or Company Subsidiary.

      (d) No Governmental Entity or any other Person has notified Company or any Company Subsidiary that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company or any Company Subsidiary as part of Acquiror. The Company is not aware of any fact or circumstance related to it or to any Company Subsidiary that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law.

SECTION 3.07 Intellectual Property

      (a) Section 3.07 of the Company Disclosure Letter identifies each item of Intellectual Property (i) owned by Company or any Company Subsidiary, (ii) owned by any third party and used by Company or any Company Subsidiary pursuant to license, sublicense or other Agreement or (iii) otherwise used by Company or any Company Subsidiary and not otherwise generally used by Persons similarly situated (including, in each case, specification of whether each such item is owned, licensed or used by Company or any Company Subsidiary). In addition, neither Company nor any Company Subsidiary has licensed (as licensor), sublicensed (as sublicensor) or entered into any other agreement with respect to the use of any Intellectual Property except: (A) in the course of distributing software products of Company and any Company Subsidiary; or (B) to the U.S. Government pursuant to a government contract or a subcontract under a government contract.

      (b) The Company and each Company Subsidiary either owns or has adequate rights to use all of the Intellectual Property that is necessary to, and currently used for, its business as now conducted or currently proposed to be conducted, and such Intellectual Property is free and clear of Encumbrances. The Company has previously furnished to Acquiror evidence of either ownership by the Company or a Company Subsidiary of or license rights to use its Intellectual Property.

      (c) There are no pending or, to Company's knowledge, threatened claims against Company or any Company Subsidiary alleging that the conduct of its business infringes any Intellectual Property rights of others that would have a Company Material Adverse Effect. Neither the Intellectual Property of Company nor any Company Subsidiary is subject to any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, order, decree or judgment. To the Company's knowledge, the business of Company and each Company Subsidiary as now conducted or proposed to be conducted does not infringe any third-party Intellectual Property rights.

      (d) To the Company's knowledge, no third party is infringing upon any of the Company's or any Company Subsidiary's Intellectual Property, and neither the Company nor any Company Subsidiary has notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's or any Company Subsidiary's Intellectual Property or engaging in any act of unfair competition. The Company and each Company Subsidiary has the right to bring an action for the infringement of all of its Intellectual Property that is owned by the Company or any Company Subsidiary.

      (e) Company and each Company Subsidiary has taken all reasonable steps that may be required to protect Company and each Company Subsidiary's rights in confidential information and trade secrets of Company and each Company Subsidiary or provided by any other Person to Company or any Company Subsidiary.

      (f) The operation of the business of the Company and each Company Subsidiary as it currently is conducted or currently proposed to be conducted by the Company and each Company Subsidiary does not and will not and will not when conducted by the Acquiror or the Surviving

Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (g) Neither this Merger Agreement nor the transactions contemplated by this Merger Agreement, will result in (i) either Acquiror or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either Acquiror's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Acquiror's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Acquiror's or the Surviving Corporation's, respectively, prior to the Closing.

SECTION 3.08 Financial Statements and Condition

      (a) Company has prepared an audited balance sheet of Company and its Subsidiaries as of the end of the fiscal year ended September 30, 1999 (the "Company Audited Balance Sheet") and the related audited statements of income, shareholders' equity and cash flows of Company and its Subsidiaries for such fiscal year (the Company Audited Balance Sheet and such audited statements of income, shareholders' equity and cash flows are hereinafter referred to collectively as the "Company Financial Statement"), in each case audited by Bell & Frech, the Company's independent public accountants, in accordance with generally accepted auditing standards and accompanied by the related report of Bell & Frech. A true and complete copy of the Company Financial Statement has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Letter.

      (b) The Company Financial Statement, including, without limitation, the notes thereto, (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly the consolidated financial position of Company and its Subsidiaries and their consolidated results of operations and cash flows in accordance with GAAP applied on a basis consistent with prior accounting periods.

      (c) Company does not expect any material year-end audit adjustments for the current fiscal year ending September 30, 2000. To the knowledge of Company, there are no anticipated material charges or write-offs of a non-recurring nature for the fiscal year ending September 30, 2000.

SECTION 3.09 Absence of Certain Developments

Since September 30, 1999:

      (a) the business of Company and each Company Subsidiary has been conducted in all material respects only in the Ordinary Course of Business;

      (b) neither Company nor any Company Subsidiary has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit facilities in existence on September 30, 1999;

      (c) neither Company nor any Company Subsidiary has mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $10,000 in the aggregate;

      (d) neither Company nor any Company Subsidiary has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of their respective capital stock or other equity interests;

      (e) neither Company nor any Company Subsidiary has (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or (viii) entered into or consummated any transaction with any Affiliate;

      (f) there has been no loss, destruction or damage to any material item of property of Company or any Company Subsidiary, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

      (g) other than in the Ordinary Course of Business and consistent with past practices, neither Company nor any Company Subsidiary has made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company or any Company Subsidiary;

      (h) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving Company or any Company Subsidiary or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

      (i) neither Company nor any Company Subsidiary has made any change in (x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

      (j) neither Company nor any Company Subsidiary has terminated or closed any material facility, business or operation;

      (k) neither Company nor any Company Subsidiary has made any loan, advance or capital contributions to, or any other investment in, any Person;

      (l) neither Company nor any Company Subsidiary has adopted or increased any benefits under any Plan in any material manner;

      (m) neither Company nor any Company Subsidiary has written up or written down any of its respective material assets;

      (n) neither Company nor any Company Subsidiary has terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material contractual obligation; and

      (o) neither Company nor any Company Subsidiary has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 3.09.

SECTION 3.10 Absence of Undisclosed Liabilities

To the knowledge of Company, there are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company or any Company Subsidiary, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Financial Statement, except for those that may have been incurred after September 30, 1999 in the Ordinary Course of Business or that are not material in amount either individually or collectively. Since September 30, 1999, neither Company nor any Company Subsidiary has incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. Additionally, all bonuses and incentive compensation (including, without limitation, all compensation-related expenses) have been accrued on the Company Financial Statement based on GAAP and consistent with past practices.

SECTION 3.11 Litigation; Disputes

      (a) Company has not received notice of, and there is no pending, or, to the knowledge of Company, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or any Company Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity that, alone or in the aggregate, would have a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

      (b) Company and each Company Subsidiary have complied and are in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Company and each Company Subsidiary and their respective businesses or Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, zoning and other matters. Company and each Company Subsidiary have obtained and hold all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities materially necessary in order to own, use and maintain their respective Assets and to conduct their respective businesses as presently conducted.

SECTION 3.12 Real Property Leases

Section 3.12 of the Company Disclosure Letter lists each real property lease under which Company or any Company Subsidiary is the lessee or lessor. Company and each Company Subsidiary are the owners and holders of the leasehold estates purported to be granted to them by the leases listed in Section 3.12 of the Company Disclosure Letter. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company and each Company Subsidiary have in all material respects performed all material obligations thereunder required to be performed by any of them to date. To the knowledge of Company, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default. Neither Company nor any Company Subsidiary owns or holds interests in any Real Property.

SECTION 3.13 Other Agreements; No Default

Sections 3.12 and 3.13 of the Company Disclosure Letter list each Agreement (other than Agreements solely between Company and any Company Subsidiary) to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their respective Assets, is bound, and which (i) involves expenditures or receipts by Company or any Company Subsidiary (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $25,000 in any twelve (12) month period or more than $50,000 in the aggregate and other than Agreements with respect to trade payables incurred in the Ordinary Course of Business); or (ii) contain covenants that limit the freedom of Company or any Company Subsidiary to engage in a line of business or to compete with any third party, including, without limitation, covenants regarding organizational conflicts of interests contained in the Government Contracts (Agreements listed pursuant to clauses (i) and (ii) above, collectively the "Company Contracts"). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied in all material respects with the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract. There has not been
(A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply with all material provisions thereof, (B) any default by Company or, to the knowledge of Company, any other party thereunder, or (C) to the knowledge of Company (X) any threatened cancellation thereof or (Y) any outstanding dispute thereunder. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.

SECTION 3.14 Labor Relations

There are no collective bargaining or other labor union Agreements to which Company or any Company Subsidiary is a party. There are, and for the past two
(2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened or reasonably anticipated between Company or any Company Subsidiary and (a) any current or former employees of Company or any Company Subsidiary or (b) any union or other collective bargaining unit representing such employees. Company and each Company Subsidiary have complied and are in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect.

SECTION 3.15 Pension and Benefit Plans

      (a) Company has delivered to Acquiror prior to the execution of this Merger Agreement true and complete copies (or written descriptions, where no written plan exists) (and, where applicable, the most recent actuarial, valuation or annual (Form 5500 with attachments) reports with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or could subject Company or any Company Subsidiary to liability under Sections 4063 or 4064 of ERISA. Company has set forth in the Company Disclosure Letter (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Pension Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Company Stock Plans.

      (b) From their inception, all Company Benefit Plans have been and are in compliance (in form and in operation) in all material respects with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans.

      (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

      (d) Neither Company nor any Company Subsidiary has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise, and there are no restrictions on the rights of Company or any Company Subsidiary to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

      (e) Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

      (f) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code or qualified as a voluntary employees' beneficiary association under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and , to the best of the Company's knowledge, no fact or event has occurred that could adversely affect such qualified or exempt status.

      (g) Company and each Company Subsidiary have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Merger.

      (h) With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) neither Company nor any Company Subsidiary has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if Company or any Company Subsidiary were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; (iii) neither Company nor any Company Subsidiary has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated, and (iv) neither Company nor any Company Subsidiary is liable or has been advised that it is liable for any funding Taxes under sections 413(b)(6) or 4971 of the Code on account of any accumulated funding deficiency of any Multiemployer Plan to which Company or any Company Subsidiary has contributed or is required to contribute.

      (i) Neither Company nor any Company Subsidiary is now or has ever been a "substantial employer" as defined in Section 4001(a)(2) of ERISA.

SECTION 3.16 Taxes and Tax Matters

      (a) The Company and each Company Subsidiary have paid all Taxes due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

      (b) The Company and each Company Subsidiary has filed on a timely basis all Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. Except as described in Section 3.16 of the Company Disclosure Letter, none of Company or any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company or any Company Subsidiary does not file Company Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of Company or any Company Subsidiary has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

      (d) None of Company nor any Company Subsidiary has knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for taxes of Company or any Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company and each Company Subsidiary has delivered to the Acquiror copies of, and Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company and any Company Subsidiary ended on or after September 30, 1995; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

      (e) The unpaid Taxes of Company and any Company Subsidiary (i) did not, as of the date of the Company Financial Statement, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company or any Company Subsidiary in filing their Company Tax Returns.

      (f) None of Company or any Company Subsidiary has filed a consent under
Section 341(f) of the Code, concerning collapsible corporations. None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any Agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each Company Subsidiary has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. None of Company or any Company Subsidiary (A) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) has any Liability for the Taxes of any Person (other than any of Company or any Company Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

      (g) Section 3.16 of the Company Disclosure Letter sets forth the following information with respect to each of Company and each Company Subsidiary (or, in the case of clause (ii) below, with respect to each of the Company Subsidiary) as of the date hereof: (i) the tax basis of Company and each Company Subsidiary in its assets; (ii) the basis of the stockholders of each Company Subsidiary in such Company Subsidiary's stock (or the amount of any excess loss account); and
(iii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to Company or a Company Subsidiary; and (iv) the amount of any deferred gain or loss allocable to Company or a Company Subsidiary arising out of any "deferred intercompany transaction" as defined in Treas. Reg. Section 1.1502-13(a)(2).

SECTION 3.17 Insurance

Section 3.17 of the Company Disclosure Letter lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company or any Company Subsidiary. To the Company's knowledge, all such policies: (a) are with insurance companies that are financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company and by each Company Subsidiary with all requirements of Law and of all Agreements to which Company or any Company Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets;

and (f) have the policy expiration dates set forth in Section 3.17 of the Company Disclosure Letter.

SECTION 3.18 Arrangements With Related Parties

No present or former officer, director, stockholder or Person known by the Company to be an Affiliate of the Company or the any Company Subsidiary, nor any Person known by the Company to be an Affiliate of such Person, is currently a party to any transaction or agreement with the Company or any Company Subsidiary, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

SECTION 3.19 Books and Records

The books of account, stock records, minute books and other corporate and financial records of Company and each Company Subsidiary are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to Company and each Company Subsidiary, and Company and each Company Subsidiary will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board of Directors and/or stockholders of the Company and each Company Subsidiary held as of the date hereof (or written consents in lieu of such meetings).

SECTION 3.20 Assets

Company and each Company Subsidiary have good, valid and marketable title to all Assets respectively owned by them, including, without limitation, all material Assets reflected in the Company Financial Statement and all Assets acquired by Company or by any Company Subsidiary since September 30, 1999 (except for Assets reflected in the Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All personal property of Company and each Company Subsidiary is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used. All Inventory of Company and each Company Subsidiary
(i) consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business and
(ii) have been reflected in the Company Financial Statement in accordance with GAAP.

SECTION 3.21 Board Recommendation

The Board of Directors of Company has unanimously adopted, in compliance with Maryland Law, a resolution advising, authorizing, approving and adopting this Merger Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the Company Stockholders.

SECTION 3.22 Directors and Officers

Section 3.22 of the Company Disclosure Letter lists (a) all current directors and officers of Company and each Company Subsidiary, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits paid by Company or any Company Subsidiary for the current fiscal year and the most recently completed fiscal year, and (b) any remuneration or other amounts payable to any former or current director, officer or employee of the Company and each Company Subsidiary as a result of the execution, delivery and performance by the Company of this Merger Agreement and all other Agreements, documents, certificates, or other instruments contemplated hereby, or otherwise as a result of a change in control of the Company.

SECTION 3.23 State Takeover Statutes; Certain Charter Provisions

The Board of Directors of Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of Company) necessary to exempt Company, each Company Subsidiary and Affiliates, the Merger, this Merger Agreement and the transactions contemplated hereby and thereby from Section 3-602 of Maryland Law. To the knowledge of Company, no other state takeover statutes or Company charter or bylaw provisions are applicable to the Merger or this Merger Agreement and the transactions contemplated hereby or thereby.

SECTION 3.24 Environmental Matters

Each of the Company and each Company Subsidiary is in material compliance with all Environmental Laws. Neither the Company nor any Company Subsidiary has any material liability under any Environmental Law, nor is any of the Company or any Company Subsidiary responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or
(iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Company Subsidiary's activities involving Hazardous Materials.

SECTION 3.25 Y2K Compliance

      (a) To the Company's knowledge, each of the Company's and each Company Subsidiary's products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"); (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) will be interoperable with other products used and distributed by Company or each Company Subsidiary, as applicable, that may reasonably deliver records to, receive records from, or interact with the Company's or Company Subsidiary's products, including but not limited to back-up and archived data.

      (b) To the Company's knowledge, all of the Company's and each Company's Subsidiary's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any Company Subsidiary's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any Company Subsidiary in the conduct of its business, or purchased by the Company or any Company Subsidiary from third party suppliers.

SECTION 3.26 Government Contracts and Other Commitments

      (a) With respect to any contracts with Governmental Entities and subcontracts (at any tier) under prime contracts with Governmental Entities to which Company or any Company Subsidiary is a party (collectively, "Government Contracts"): (A) such Government Contracts constitute valid and binding obligations of Company or a Company Subsidiary, and the other party or parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (B) Company and each Company Subsidiary is in compliance in all material respects with the terms of all Government Contracts to which it is a party and all laws, regulations and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration and other aspects of its Government Contracts, including without limitation the False Claims Act, False Statements Act, and Truth in Negotiations Act, except for such non-compliance that does not have a Company Material Adverse Effect; (C) none of Company, any Company Subsidiary, or to the knowledge of Company, any other party has terminated, canceled or waived any material term or condition of any such Government Contract; (D) the cost accounting, pricing, estimating, property and procurement systems relating to Company's and any Company Subsidiary's Government Contracts are in compliance in all material respects with applicable laws, regulations and contract provisions, including without limitation procurement integrity laws and regulations, cost principles and cost accounting standards; and (E) Company and each Company Subsidiary is in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program.

      (b) With respect to the Government Contracts to which Company or any Company Subsidiary is a party, except as is reserved for on the Company Financial Statement: (A) each billed account receivable represents a bona fide claim against the government for sales, services performed or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable Government Contracts; (B) to the best of Company's knowledge, each such billed account receivable is subject to no defense, counterclaim or right to setoff and is fully collectable in the Ordinary Course of Business consistent with past practices without cost in collection efforts therefor; and (C) all unbilled or unreserved amounts included in accounts receivable will, in the Ordinary Course of Business as currently conducted consistent with past practices, mature into and become billed accounts receivable in the same or greater amount and such receivables, when billed, will be fully collectable in the Ordinary Course of Business consistent with past practices.

      (c) With respect to the Government Contracts to which Company or any Company Subsidiary currently is a party, none of such Government Contracts has incurred or currently projects cost overruns in an amount exceeding $50,000.

      (d) With respect to the Government Contracts to which Company or any Company Subsidiary is a party, neither Company nor any Company Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts to which it is a party, or any account receivable relating thereto, whether as a security interest or otherwise.

      (e) With respect to any Government Property provided to or acquired by the Company or any Company Subsidiary pursuant to the Government Contracts: (A) the approximate value of such Government Property as of the date hereof is $7,000,000; and (B) there exists no material deviation between the Government Property as provided to or acquired by the Company or any Company Subsidiary and the Government Property as currently possessed by the Company and any Company Subsidiary.

      (f) Neither Company nor any Company Subsidiary has received any formal notice or other written communication from the federal government within the last three (3) years regarding its actual or threatened disqualification, suspension or debarment from contracting with the federal government and, to the knowledge of Company, no action for which Company or any Company Subsidiary has received such notice prior to the last three (3) years is pending.

      (g) To the knowledge of Company, there is no: (A) pending or threatened investigation for fraud or other misconduct relating to Government Contracts to which Company or any Company Subsidiary is a party; (B) existing or threatened claim, cost disallowance, pricing adjustment, or adverse audit finding relating to any Government Contract to which Company or any Company Subsidiary is a party; or (C) termination for default or cure notice or show cause notice currently in effect, relating to any Government Contract to which Company or any Company Subsidiary is a party.

SECTION 3.27 Relations with Governments

Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of the Company's or any Company Subsidiary's officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or any Company Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor any Company Subsidiary has otherwise taken any action that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.28 Broker's Fees

Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Merger Agreement.

SECTION 3.29 Pulse Employee Stock Ownership Trust

The conversion of Company Common Stock held by the ESOP as contemplated herein will not constitute or result in a non-exempt "prohibited transaction" as defined in Section 4975(c) of the Internal Revenue Code and Sections 406 and 407 of ERISA and the regulations thereunder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

Except as specifically set forth in the Disclosure Letter delivered by Acquiror and Acquiror Sub to Company prior to the execution and delivery of this Merger Agreement (the "Acquiror

Disclosure Letter") and referenced in the Acquiror Disclosure Letter to the Section(s) of this Article IV to which such disclosure applies, Acquiror and Acquiror Sub hereby jointly and severally represent, warrant to and agrees with Company as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 4.01 Organization and Qualification

Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Acquiror Sub is a corporation duly organized, validly existing and in good standing under Maryland Law, and has full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Each of Acquiror and Acquiror Sub is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the failure to be so qualified would not have an Acquiror Material Adverse Effect.

SECTION 4.02 Certificate or Articles of Incorporation and Bylaws

Acquiror has furnished to Company a true and complete copy of the certificate of incorporation of Acquiror and the articles of incorporation Acquiror Sub, each as currently in effect, certified as of a recent date by the Secretary of State of Delaware and the Maryland State Department of Assessments and Taxation, respectively, and a true and complete copy of the bylaws of Acquiror and Acquiror Sub, as currently in effect, which shall be certified at Closing by their respective corporate secretaries.

SECTION 4.03 Authority; Binding Obligation

Each of Acquiror and Acquiror Sub has the full and unrestricted corporate power and authority to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.04 No Conflict; Required Filings and Consents

      (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Acquiror, or the articles of incorporation or the bylaws of Acquiror Sub; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act and the filing and recordation of the Articles of Merger as required by Maryland Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub; except for any such conflict or violation described in clause
(ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have an Acquiror Material Adverse Effect and that would not prevent Acquiror or Acquiror Sub from consummating the Merger on a timely basis.

      (b) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act, (B) the filing and recordation of the Articles of Merger as required by Maryland Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have an Acquiror Material Adverse Effect; or
(ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or Surviving Corporation that would have an Acquiror Material Adverse Effect.

SECTION 4.05 No Prior Activities of Acquiror Sub

Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

SECTION 5.01 Conduct of Business of Company Until Effective Time

The Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time, Company, unless otherwise expressly contemplated by this Merger Agreement or consented to in writing by Acquiror, will, and will cause each Company Subsidiary to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, manage their accounts payable and accounts receivable in the Ordinary Course of Business, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, neither Company nor any Company Subsidiary will:

      (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Merger Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Acquiror; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) except as provided in the Company Disclosure Letter, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director, officer or Key Employee;

      (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

      (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Company Subsidiary or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

      (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

      (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

      (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

      (g) propose or adopt any amendments to its articles of incorporation, bylaws or other comparable charter or organizational documents;

      (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

      (i) make or agree to make any new capital expenditures which are not included in the Company's 2000 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $100,000;

      (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the Ordinary Course of Business;

      (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statement or which have arisen after the date of the Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party;

      (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company or any Company Subsidiary is a party;

      (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Government Entity;

      (n) take any action or fail to take any action that would have a Company Material Adverse Effect prior to or after the Effective Time or a material adverse effect after the Effective Time, or that would adversely affect the ability of the Company or any Company Subsidiary prior to the Effective Time, or Acquiror or any of its Subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Agreement; or

      (o) authorize, or commit or agree to do any of the foregoing.

SECTION 5.02 Best Efforts to Satisfy Conditions

Acquiror and Company shall use their respective best efforts to cause all conditions to the obligations of Acquiror and Company set forth in Article VII of this Merger Agreement to be satisfied on or before the Closing Date.

SECTION 5.03 Other Actions

Acquiror and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII of this Merger Agreement not being satisfied.

SECTION 5.04 Certain Tax Matters

From the date hereof until the Effective Time, Company and Company Subsidiary
(a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed between the date hereof and the Effective Time, or obtain permitted extensions with respect thereto, ("Post-Signing Returns"), which Post-Signing Returns shall be accurate in all material respects, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns,
(c) will pay or otherwise make adequate provision for all Taxes payable by Company and Company Subsidiary, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to Company or any Company Subsidiary in respect of any Taxes.

SECTION 5.05 Access and Information

For so long as this Merger Agreement is in effect, and subject to applicable Laws, Company shall, and shall cause each Company Subsidiary to, (a) afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to Acquiror
(i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Acquiror may reasonably request.

SECTION 5.06 Notification Filing Required under HSR Act

If required, Acquiror and Company shall make good faith efforts to complete and file without delay, and in any event within thirty (30) days after the date of this Merger Agreement, the notification filing required under the HSR Act with respect to the transactions contemplated by this Merger Agreement. Acquiror and Company shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Acquiror or Acquiror Sub shall pay all filings fees in connection therewith.

SECTION 5.07 Access to Company and Company Subsidiary Information

From the date hereof and through the Closing Date, Company shall, and shall cause each Company Subsidiary and its accountants, counsel, investment bankers, financial advisors, consultants and other representatives, to provide Acquiror and Acquiror's accountants, counsel, investment bankers, financial advisors, consultants and other representatives, upon reasonable notice, access to, and make available, all books, contracts, records, reports, properties and commitments of Company and each Company Subsidiary, including, without limitation, Company's and each Company Subsidiary's tax returns and financial statements, for Acquiror's use in connection with Acquiror's financing.

SECTION 5.08 Meeting of ESOP Participants

Prior to the Closing Date, Company and the independent fiduciary of the ESOP (the "Independent Fiduciary") shall take any and all actions necessary in accordance with applicable Law and the terms of the governing documents of the ESOP to convene an informational meeting of the Participants (as such term is defined in the ESOP) to consider the approval of this Merger Agreement and the transactions contemplated hereby (including the conversion of Company Common Stock held by the ESOP as contemplated herein). The Independent Fiduciary shall not recommend disapproval of this Merger Agreement and the transactions contemplated hereby (including the conversion of Company Common Stock held by the ESOP as contemplated herein) and the Independent Fiduciary shall take all reasonable action to solicit participant direction on voting all Company Common Stock owned by the ESOP. The Independent Fiduciary shall vote any and all Company Common Stock owned by the ESOP pursuant to the terms of the governing documents of the ESOP and applicable Law. Prior to such meeting, representatives of the Acquiror may, if requested by Acquiror, meet with the Independent Fiduciary and its counsel and shall be entitled to review and comment on any materials to be provided to the Participants at such meeting, and shall be entitled to attend any such meeting and make a presentation to the Participants in connection therewith (the contents of such presentation to be subject to the approval of the Independent Fiduciary in accordance with the requirements of ERISA).

SECTION 5.09 Termination of ESOP

Prior to the Closing Date, the board of directors of Company shall take any and all actions necessary such that the ESOP (a) shall be amended, as necessary, and terminated immediately prior to the Effective Time, (b) shall, after the Effective Time, no longer be designated an "employee stock ownership plan" (as defined in Section 4975 of the Internal Revenue Code), (c) shall, after the Effective Time, no longer permit distributions to the Participants in the form of "qualifying employer securities" (as defined in Section 407 of ERISA), (d) shall, after the Effective Time, require that the entire balance of a Participant's account be distributable in cash, and further, the board of directors of Company shall inform the Participants prior to the Effective Time of such actions as required by the governing documents of the ESOP and applicable Law and (e) shall offer such distributions to all Participants as soon as practicable following receipt of a favorable determination letter from the IRS with respect to the termination of the ESOP.

SECTION 5.10 Mitigation of FOCI

      Acquiror and Company shall use their respective reasonable, best efforts, to obtain as soon as possible, written confirmation from the office in the National Security Agency responsible for supervision of NISPOM compliance by contractors and subcontractors of that Agency (the "Cognizant Agency") that they will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the Merger.

SECTION 5.11 Termination of Dodds Employment Agreement

Prior to the Closing Date, the Company shall take any and all actions necessary such that (a) the Letter Agreement between the Company and Gerald C. Dodds dated September 2, 1997, as amended (as amended, the "Dodds Employment Agreement"), relating to the Company's employment of Mr. Dodds as the Company's President shall terminate immediately prior to the Effective Time, and (b) in connection with the termination of the Dodds Employment Agreement, the Company and Mr. Dodds shall enter into a written agreement reasonably satisfactory to the Acquiror to the effect that upon payment by the Acquiror on behalf of the Company to Mr. Dodds of cash on the Closing Date in the amount of $756,000 in full satisfaction of any amounts due under the Dodds Employment Agreement, neither the Company, Acquiror nor Acquiror Sub shall have any additional obligations (financial or otherwise) to Mr. Dodds, except as may have been approved by Acquiror, in its sole discretion.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01 Stockholder Approval

Promptly after the date of this Merger Agreement, Company shall take all action necessary in accordance with Maryland Law and its articles of incorporation and bylaws to secure the vote or consent of Company Stockholders required by Maryland Law to approve this Merger Agreement and the transactions contemplated hereby. In all events, this Merger Agreement shall be submitted to the Company Stockholders whether or not the board of directors of the Company determines that this Merger Agreement is no longer advisable and recommends that the Company Stockholders reject it.

SECTION 6.02 Appropriate Action; Consents; Filings

      (a) Upon the terms and subject to the conditions set forth in this Merger Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Acquiror, or any of its Subsidiaries, or Company, or any Company Subsidiary, in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the HSR Act and (B) any other applicable Law; provided that Acquiror and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

      (b) (i) Except as the Parties may otherwise agree, Company and Acquiror shall give (and, in the case of Company, shall cause each Company Subsidiary to give, and, in the case of Acquiror, shall cause its Subsidiaries to give) any notices to third parties, and use (and, in the case of Company, shall cause each Company Subsidiary to use, and, in the case of Acquiror, shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement,
(B) disclosed or required to be disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

            (ii) In the event that either Company or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 6.02(b)(i) of this Merger Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company or any Company Subsidiary and Acquiror or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

      (c) From the date of this Merger Agreement until the Effective Time, Company and Acquiror shall promptly notify each other in writing of any pending or, to the knowledge of Company or any Company Subsidiary or Acquiror or any one of its Subsidiaries, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of Company or any Company Subsidiary. Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.03 Disclosure

      Prior to the Effective Time, each Party shall notify the other Parties by written update to its respective Disclosure Letter of (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or materially inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied or (iii) the failure of Company, any Company Subsidiary, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; provided, however, the delivery of any notice pursuant to this Section 6.03(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

SECTION 6.04 Public Announcements

Acquiror, Acquiror Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any applicable listing agreements.

SECTION 6.05 Directors', Officers' and Trustees' Insurance; Indemnification

Acquiror agrees that for the entire period from the Effective Time until at least six (6) years after the Effective Time, (a) Acquiror will cause Surviving Corporation to maintain Company's current directors', officers', employee stock ownership trust trustees' and 401(k) fiduciary liability insurance and indemnification policy and related arrangements, or an equivalent policy and related arrangements, subject in either case to terms and conditions no less advantageous to the present and former Company directors, officers, employee stock ownership plan trustees and 401(k) fiduciaries than those contained in the policy and arrangements in effect on the date hereof, for all present and former Company directors, officers, employee stock ownership trust trustees and 401(k) fiduciaries, covering claims made and insurable events with respect to matters arising or omissions occurring before, or existing at, the Effective Time (provided that Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred and fifty percent (150%) of the current annual cost, in which case Surviving Corporation shall maintain such policies up to an annual cost of one hundred and fifty percent (150%) of the current annual cost); and (b) Acquiror will cause Surviving Corporation to maintain indemnification provisions in Surviving Corporation's articles of incorporation and bylaws to the fullest extent permitted by Maryland Law.

SECTION 6.06 Obligations of Acquiror Sub

Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

SECTION 6.07 No Solicitation

      (a) Neither Company nor any Company Subsidiary shall (i) initiate or solicit or take any other action to promote any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 6.07(d) of this Merger Agreement),
(ii) enter into discussions or furnish any information or negotiate with any Person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, (iii) agree to or endorse any Competing Transaction or (iv) authorize any of its officers, employees, agents, representatives or directors to take any such action. Company and each Company Subsidiary shall immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, relating to any Competing Transactions.

      (b) Company and each Company Subsidiary shall direct and instruct and use their respective best efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Company) not to take any actions proscribed by this Section 6.07, and Company shall (i) promptly notify Acquiror if any such inquiries or proposals are received by Company or any Company Subsidiary, (ii) promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal and (iii) keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals.

      (c) Notwithstanding anything to the contrary in this Section 6.07, nothing contained in this Section 6.07 shall prohibit the board of directors of Company from furnishing information to, or entering into discussions or negotiations with, or agreeing to or endorsing any Competing Transaction with, any Person that makes a bona fide proposal to acquire Company or any Company Subsidiary pursuant to a merger, consolidation, share exchange, business combination or other similar transaction (a "Bona Fide Proposal"), if, and only to the extent that, (i) the board of directors of Company, after consultation with outside counsel, determines in good faith that such action is required for the board of directors of Company to comply with its fiduciary duties to the Company Stockholders imposed by the Maryland Law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person or entity, it provides written notice to Acquiror to the effect that Company is furnishing information to, or entering into discussions or negotiations with, such Person or entity and (iii) Company keeps Acquiror informed, on a current basis, of the status and content of any such discussions or negotiations.

      (d) For purposes of this Merger Agreement, a "Competing Transaction" shall mean any of the following involving Company or any Company Subsidiary (other than the transactions contemplated by this Merger Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the Assets of Company or any Company Subsidiary, other than sales in the Ordinary Course of Business, or issuance of twenty percent (20%) or more of the outstanding voting securities of Company or any Company Subsidiary in a single transaction or series of transactions; or
(iii) any agreement to, or public announcement by Company or any Company Subsidiary of, a proposal, plan or intention to, do any of the foregoing.

SECTION 6.08 Transaction Expenses

Except as set forth in Section 5.06 or this Section 6.08 of the Merger Agreement (relating to the payment of filing fees in connection with any notification filings under the HSR Act), each Party to this Merger Agreement shall bear their own expenses in connection herewith, including, without limitation, the fees of each Party's respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers, but in no event shall such fees and expenses

(including, without limitation, the fees and expenses described in Section 3.28 of the Company Disclosure Letter) incurred by or on behalf of the Company that remain unpaid as of the Effective Time ("Excess Expenses") exceed $40,000. In the event Acquiror or Acquiror Sub shall pay any such Excess Expenses of Company or any Company Subsidiary following the Closing, Acquiror or Acquiror Sub shall be entitled to offset any such Excess Expenses against the outstanding amounts payable under the Consulting/Non-Competition Arrangement in the same manner as set forth in Article IX of this Merger Agreement. Notwithstanding anything to the contrary, (i) the Acquiror shall pay the reasonable fees, costs and expenses of the Independent Fiduciary up to an amount not to exceed $25,000, and (ii) the provisions of this Section 6.08 shall not be deemed to affect the payments required pursuant to Section 7.01(h) hereof.

SECTION 6.09 IRS Determination Letter for ESOP

As soon as reasonably practicable, but in no event later than ninety (90) days, after the Closing Date, the Surviving Corporation will cause to be filed with the IRS an IRS Form 5310 "Application for Determination for Terminating Plan" with respect to termination of the ESOP. The Surviving Corporation agrees to adopt any amendments to the ESOP relating to the liquidation of the ESOP which are in response to comments received from the IRS in connection with (or as a condition to) the issuance of a favorable determination letter by the IRS and which are consistent with Section 5.09 of this Merger Agreement.

SECTION 6.10 Key Employees

Each Key Employee of the Company and any Company Subsidiary who continues to be employed with the Surviving Corporation following the Merger, shall, during the term of their employment, be eligible to participate in the incentive compensation program and stock option plan of the business unit of Acquiror of which such Key Employee is a part on terms consistent with similarly situated employees of the Acquiror and its Affiliates.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Obligations of Each Party Under This Merger Agreement

The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and Company, in whole or in part, to the extent permitted by applicable Law:

      (a) Stockholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of Company Stockholders.

      (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; provided, further, that the failure to obtain a required consent or approval of a Governmental Entity (other than that specified in Section 7.01(c)) of this Merger Agreement shall not form the basis for an assertion that this condition is not satisfied.

      (c) HSR Act. The applicable waiting period with respect to the Merger and the other transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

      (d) Company Securities. Except as set forth in the Company Disclosure Letter, there shall be no other securities of Company outstanding that are securities convertible into or exchangeable for Company Common Stock or any other equity securities of Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other equity securities of Company.

      (e) Cognizant Agency Confirmation. Written confirmation shall have been obtained from the Cognizant Agency that it will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the Merger.

      (f) Escrow Agreement. Acquiror, the Escrow Agent and the Stockholders' Representative shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit C.

      (g) Consulting Agreement and Non-Competition Agreement. Acquiror and NVLLC shall have entered into and delivered a Consulting Agreement in substantially the form attached hereto as Exhibit D. Acquiror, the Principal Stockholder and NVLLC shall have entered into and delivered a Non-Competition Agreement in substantially the form attached hereto as Exhibit E.

      (h) Payment of Broker's Fees; Payment of Amounts under Dodds Employment Agreement. Acquiror shall have paid for and on behalf of the Company (i) to Boles Knop & Company, LLC, the investment banking fee in the amount set forth in subsection (d) of the definition of Adjusted Merger Consideration and (ii) to Gerald C. Dodds, the amount set forth in subsection (e) of the definition of Adjusted Merger Consideration. The Dodds Employment Agreement shall be terminated prior to Closing.

SECTION 7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub

The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

      (a) Representations and Warranties. Each of the representations and warranties of Company contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Merger Agreement. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

      (b) Agreements and Covenants. Company shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by Company on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) to that effect.

      (c) Opinion of Counsel. Acquiror shall have received from Wechsler, Selzer & Gurvitch, Chartered, counsel to Company, an opinion dated the Closing Date, which is reasonable and customary for transactions of the type contemplated by this Merger Agreement.

      (d) No Challenge. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, an Acquiror Material Adverse Effect.

      (e) Company Material Adverse Effect. Since September 30, 1999, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect) not disclosed in the Company Disclosure Letter as of the date hereof.

      (f) Consents. Company and Company Subsidiary shall have procured all consents of third-parties and Governmental Entities specified in Section 3.06 of the Company Disclosure Letter.

      (g) Company Dissenting Stockholders. The Company Dissenting Stockholders shall not hold more than five percent (5%) of the Company Common Stock.

      (h) ESOP Compliance and Opinion. The Independent Fiduciary shall have complied with all material provisions of the governing documents of the ESOP and applicable Law necessary for the consummation of the transactions contemplated hereby. The Independent Fiduciary shall have received, and Company shall have delivered a copy to Acquiror: (a) an opinion of a qualified appraiser reasonably acceptable to the Parties (the "Appraiser"), to the effect that as of the date of mailing or other delivery to the Company Stockholders of the proxy statement, the value of Company Common Stock held by the ESOP immediately prior to the Effective Time is not more than the Merger Consideration received by the ESOP (the "Appraiser's Opinion Letter") and (b) an opinion of a qualified financial advisor reasonably acceptable to the Parties (the "Financial Advisor"), to the effect that as of the date of this Merger Agreement, the transactions contemplated hereby are fair to the ESOP from a financial point of view (the "Fairness Opinion").

      (i) ESOP Independent Fiduciary Action. The Independent Fiduciary shall not have recommended disapproval of this Merger Agreement and the transactions contemplated hereby (including the conversion of Company Common Stock held by the ESOP as contemplated herein). On or prior to the Closing Date, Company will have delivered to the Acquiror evidence satisfactory to the Acquiror that the condition of this Section 7.02(i) has been satisfied.

      (j) ESOP Counsel Opinion. Acquiror shall have received from West & Feinberg, counsel for the ESOP, an opinion dated the Closing Date, that Company and the Independent Fiduciary have complied with all provisions of the governing documents of the ESOP and ERISA and the Code with respect to all covenants related to the ESOP, including, without limitation, (a) that the Company has amended the ESOP in a manner reasonably intended to satisfy all legal requirements in connection with the termination of the ESOP, (b) that the Company's Board of Directors has duly adopted a resolution terminating the ESOP as of the Effective Time, and (c) that the vote on this Merger Agreement and the transactions contemplated hereby was administered in accordance with the terms of the ESOP.

      (k) Estimated Balance Sheet as of Closing Date. Acquiror shall have received from Company two (2) days prior to the Closing Date a balance sheet of the Company estimated as of the Closing Date (the "Estimated Balance Sheet") and prepared on a good faith basis consistent with the Company Financial Statement. The Parties acknowledge and agree that the amounts set forth on the Estimated Balance Sheet shall be used in computing an estimate of the Adjusted Merger Amount as of the Closing Date.

      (l) Termination of Dodds Employment Agreement. Acquiror shall have received from the Company evidence satisfactory to the Acquiror in its sole discretion of the termination of the Dodds Employment Agreement.

      (m) Resignation of Principal Stockholder. Acquiror shall have received from the Principal Stockholder his written resignation from (i) the Company's Board of Directors and (ii) all offices held with respect to the Company.

SECTION 7.03 Additional Conditions to Obligations of Company

The obligations of Company to effect the Merger and the other transactions contemplated by this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable
Law:

      (a) Representations and Warranties. Each of the representations and warranties of Acquiror and Acquiror Sub contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Merger Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to the foregoing effect.

      (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by them on or prior to the Effective Time except for such noncompliance that does not have an Acquiror Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror and Acquiror Sub to that effect.

      (c) Deposit of Cash. Acquiror shall have delivered to (i) the Exchange Agent, the Exchange Fund and (ii) the Escrow Agent, the Escrow Consideration, in accordance with Section 2.03 of this Merger Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination

This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by Company Stockholders:

      (a) by mutual written consent of Acquiror and Company;

      (b) (i) by Acquiror, if any of the conditions provided in Section 7.02 have not been met and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable law, such conditions have not been waived in writing by Acquiror;

            (ii) by Company, if any of the conditions provided in Section 7.03 have not been met and such failure has not been cured within twenty (20) business days following receipt by Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company.

      (c) by either Acquiror or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect;

      (d) by either Acquiror or Company if the Merger shall not have been consummated by the earlier to occur of the Scheduled Closing Date or April 18, 2000; provided however, that the right to terminate this Merger Agreement under this Section 8.01(d) shall not be available to (i) Acquiror, where Acquiror's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (e) by Acquiror, if the board of directors of Company (i) fails to make or withdraws or modifies its recommendation referred to in Section 3.21 of this Merger Agreement or (ii) recommends to the Company Stockholders approval or acceptance of a Bona Fide Proposal; or

      (f) by either Acquiror or Company if any of the conditions provided in
Section 7.01 have not been met, or to the extent permitted by applicable law, have not been waived by both Parties.

SECTION 8.02 Effect of Termination

In the event of termination of this Merger Agreement by either Acquiror or Company as provided in Section 8.01 of this Merger Agreement, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub, Company or any Company Subsidiary or any of their respective directors or officers except (i) nothing herein shall relieve any Party from liability for any breach hereof, (ii) each Party shall be entitled to any remedies at law or in equity for such breach and
(iii) Sections 6.08, 8.02 and 8.03 and Article IX of this Merger Agreement shall remain in full force and effect and survive any termination of this Merger Agreement.

SECTION 8.03 Expenses

If this Merger Agreement is terminated pursuant to Section 8.01(e) of this Merger Agreement, then Company shall pay to Acquiror all of Acquiror's expenses incurred in connection with the transactions contemplated by this Merger Agreement.

SECTION 8.04 Amendment

Subject to applicable Law, this Merger Agreement may be amended by the Parties at any time prior to the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed by all of the Parties.

SECTION 8.05 Extension; Waiver

At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                      SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01 Survival of Representations

All representations, warranties, covenants, indemnities and other agreements made by any party to this Merger Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for a period of twelve (12) months after the Effective Time; provided, however, that the representations set forth in Section 3.16 (Taxes and Tax Matters), Section 3.15 (Pension and Benefit Plans) and Section 3.24 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations and provided further that in the event of fraud all such representations, warranties, covenants, indemnities and other agreements shall survive indefinitely. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

SECTION 9.02 Indemnification by Principal Stockholder and Networking Ventures, LLC; Right to Offset

      (a) Each of the Principal Stockholder and Networking Ventures, LLC, a Maryland limited liability company ("NVLLC"), hereby agrees to, jointly and severally, indemnify, defend and hold Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in no event shall any stockholder of the Company prior to the Effective Time be such an Acquiror Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Merger Agreement (except for Section 9.02(c)) to the contrary notwithstanding:

            (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Merger Agreement, in the Articles of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto; and

            (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Merger Agreement, in the Articles of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

      (b) In the event, from time to time, any Acquiror Indemnified Person determines that it has suffered a Loss for which indemnification is available pursuant to this Article IX, the following procedure shall be followed:

            (i) Acquiror Indemnified Person shall give written notice of any such claim (a "Loss Notice") to the Principal Stockholder specifying in reasonable detail the amount of the claimed Loss (the "Loss Amount") and the basis for such Loss and that the Acquiror intends to offset against amounts payable under the Consulting/Non-Competition Arrangement the amount of any such Loss.

            (ii) Within twenty (20) days after delivery of a Loss Notice, the Principal Stockholder shall provide to Acquiror and the Acquiror Indemnified Person (if not the same Person), a written response (a "Response Notice") in which the Principal Stockholder will (i) agree that an offset in the full Loss Amount may be made against amounts payable under the Consulting/Non-Competition Arrangement, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against amounts payable under the Consulting/Non-Competition Arrangement or (iii) contest making any offset against amounts payable under the Consulting/Non-Competition Arrangement. The Principal Stockholder may contest an offset against the amounts payable under the Consulting/Non-Competition Arrangement upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the Acquiror Indemnified Person is entitled to indemnification under this Article
IX. If no Response Notice is delivered by the Principal Stockholder within such twenty (20) day period, the Principal Stockholder shall be deemed to have agreed that an offset in the full Loss Amount may be made against the amounts payable under the Consulting/Non-Competition Arrangement.

            (iii) If the Principal Stockholder in the Response Notice agrees (or is deemed to have agreed) that an offset may be made against the amounts payable under the Consulting/Non-Competition Arrangement in an amount equal to the Loss Amount, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Loss Amount to be made to the amounts payable under the Consulting/Non-Competition Arrangement.

            (iv) If the Principal Stockholder in the Response Notice agrees that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the amounts payable under the Consulting/Non-Competition Arrangement, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Agreed Amount to be made to the amounts payable under the Consulting/Non-Competition Arrangement.

            (v) If the Principal Stockholder in the Response Notice contests an offset against the amounts payable under the Consulting/Non-Competition Arrangement equal to all or any part of the Loss Amount (the "Contested Amount"), the Acquiror Indemnified Person and the Principal Stockholder shall negotiate in good faith to resolve any such dispute. If any such dispute cannot be resolved within fifteen (15) days after the receipt by the Acquiror of the Response Notice, the Acquiror Indemnified Person and the Principal Stockholder shall submit the matter to the Washington, D.C. office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror Indemnified Person and the Principal Stockholder will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Acquiror Indemnified Person and the Principal Stockholder by AAA, will be binding and conclusive on such parties and (iii) the non-prevailing party will pay the fees of the AAA for such determination.

            (vi) All action and inaction by the Principal Stockholder taken or not taken pursuant to this Article IX shall be deemed taken or not taken, as the case may be, by the Principal Stockholder on his behalf and the behalf of NVLLC and shall bind NVLLC as fully as if taken or not taken, as the case may be, by NVLLC.

      (c) The indemnity obligations of the Principal Stockholder and NVLLC under this Article IX shall first be satisfied through a claim against the Escrowed Consideration (including, without limitation, Escrowed Consideration attributable to Company Common Stock owned by Company Stockholders other than the Principal Stockholder), to the extent that the same has not been released from escrow, and then by the exercise by the Acquiror of the right of offset against the amounts payable under the Consulting/Non-Competition Arrangement. The Escrowed Consideration and amounts payable under the Consulting/Non-Competition Arrangement shall in no way be deemed to be a limitation on the recourse available to any Acquiror Indemnified Person for the indemnification obligations of the Principal Stockholder and NVLLC for any breach of the representations and warranties set forth in Section 3.01 (Organization and Qualification), Section 3.04 (Capitalization), Section 3.05 (Authority; Binding Obligation), Section 3.16 (Tax and Tax Matters), or Section
3.24 (Environmental Matters) or for any Losses resulting from fraud on the part of the Company, any Company Subsidiary or their respective officers or directors. Following its exhaustion of its offset rights as set forth above, Acquiror shall have the right to enforce the indemnity obligations of the Principal Stockholder for any breach of the representations and warranties set forth in Sections 3.01, 3.04, 3.05, 3.16 or 3.24, or for fraud, through an action in a court of competent jurisdiction.

      (d) Notwithstanding the foregoing, neither the Principal Stockholder nor NVLLC shall have any liability under Section 9.02(a) until the cumulative amount of all Losses with respect to such matters exceeds $25,000, following which the Principal Stockholder and NVLLC shall be liable for the full amount of such Losses back to and including the first dollar of such Losses. However, this
Section 9.02(d) shall not apply to any Losses arising out of or in connection with any breach of any representations and warranties of the Company given or made by the Company in this Merger Agreement, in the Articles of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto of which breach the Company had knowledge at any time prior to the date on which such representation and warranty was made or any intentional failure by the Company to perform or comply with any covenant or agreement contained in this Merger Agreement, in the Articles of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

      (e) The exercise of such right of offset by Acquiror in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Merger Agreement. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies available to Acquiror.

SECTION 9.03 Third Party Claims.

The obligations and liabilities of the Principal Stockholder and NVLLC with respect to their indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

      (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

      (b) Subject to Section 9.03(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

      (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.03, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

      (d) Anything in this Section 9.03 to the contrary notwithstanding, (i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 9.03, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.03 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.04 No Recourse Against the Company

The Company Stockholders (including, without limitation, the Principal Stockholder) and NVLLC each hereby irrevocably waives any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Merger Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement. Neither NVLLC nor any Company Stockholder, including, without limitation, the Principal Stockholder, shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of NVLLC or any Company Stockholder, including, without limitation, the Principal Stockholder, that may arise under or pursuant to this Merger Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement or such other agreements and documents contemplated hereby.

SECTION 9.05 Remedies Cumulative

Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.01 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

               (a)    If to Acquiror or Acquiror Sub:

                      The Titan Corporation
                      3033 Science Park Road
                      San Diego, California 92121
                      Facsimile: (619) 552-9759
                      Attention: Nicholas J. Costanza, Esq.,
                                 General Counsel

                      With a copy (which shall not constitute notice) to:

                      Hogan & Hartson L.L.P.
                      8300 Greensboro Drive
                      Suite 1100
                      McLean, Virginia  22102
                      Facsimile: (703) 610-6200
                      Attention: Richard K.A. Becker, Esq.

               (b)    If to Company:

                      Pulse Engineering, Inc.
                      7480 Candlewood Road
                      Hanover, Maryland 21076
                      Facsimile: (410) 859-4924
                      Attention: John G. Hannon and Gerald C. Dodds

                      With a copy (which shall not constitute notice) to:

                      Wechsler, Selzer & Gurvitch, Chartered
                      4550 Montgomery Avenue, Suite 900N
                      Bethesda, Maryland 20814
                      Facsimile: (301) 986-1301
                      Attention:  Neil Gurvitch, Esq.

              (c)     If to Stockholders' Representative:

                      John G. Hannon
                      1859 Baltimore and Annapolis Boulevard
                      Annapolis, Maryland 21401
                      Facsimile: (301) 212-9689

                      With a copy (which shall not constitute notice) to:

                      Wechsler, Selzer & Gurvitch, Chartered
                      4550 Montgomery Avenue, Suite 900N
                      Bethesda, Maryland 20814
                      Facsimile: (301) 986-1301
                      Attention:  Neil Gurvitch, Esq.

              (d)     If to Principal Stockholder or NVLLC:

                      John G. Hannon
                      1859 Baltimore and Annapolis Boulevard
                      Annapolis, Maryland 21401
                      Facsimile: (301) 212-9689

                      With a copy (which shall not constitute notice) to:

                      Wechsler, Selzer & Gurvitch, Chartered
                      4550 Montgomery Avenue, Suite 900N
                      Bethesda, Maryland 20814
                      Facsimile: (301) 986-1301
                      Attention:  Neil Gurvitch, Esq.

SECTION 10.02 Headings

The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

SECTION 10.03 Severability

If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04 Entire Agreement

This Merger Agreement (together with the Exhibits, Schedules, the Company Disclosure Letter and the Acquiror Disclosure Letter and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.05 Assignment

Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that Acquiror and Acquiror Sub shall have the right to assign this Merger Agreement without the prior written consent of the Company to a direct or indirect Subsidiary of the Acquiror, but no such assignment shall relieve Acquiror or Acquiror Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Merger Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, personal representatives, heirs and permitted assigns.

SECTION 10.06 Parties in Interest

This Merger Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors, personal representatives, heirs and permitted assigns, and nothing in this Merger Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article II of this Merger Agreement and the rights of the Acquiror Indemnified Person pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

SECTION 10.07 Mutual Drafting

Each Party has participated in the drafting of this Merger Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Merger Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.08 Governing Law

This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.09 Counterparts

This Merger Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Singular and Plural

Any reference in this Merger Agreement to the singular includes a reference to the plural and vice versa.

                                   ARTICLE XI

                                   DEFINITIONS

      For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

      "Acquiror" is defined in the Preamble to this Merger Agreement.

      "Acquiror Audited Balance Sheet" is defined in Section 4.07(a) of this Merger Agreement.

      "Acquiror Financial Statement" is defined in Section 4.07(a) of this Merger Agreement.

      "Acquiror Disclosure Letter" is defined in Article IV of this Merger Agreement.

      "Acquiror Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

      "Acquiror Sub" is defined in the Preamble to this Merger Agreement.

      "Adjusted Merger Consideration" means an amount equal to (a) the Adjusted Merger Amount, minus (b) the Escrowed Consideration.

      "Adjusted Merger Amount" means an amount equal to (a) Twenty Four Million Seven Hundred Thousand Dollars ($24,700,000), minus (b) the amount of all bank debt (including accrued interest thereon), related party debt (including accrued interest thereon) and accrued bonuses to employees of the Company or Company Subsidiary that remain unpaid immediately prior to the Effective Time, minus (or plus, as the case may be) (c) the amount by which the cash and the fair market value of the marketable securities owned by the Company immediately prior to the Effective Time is less than (or exceeds) One Million Seven Hundred Thousand Dollars ($1,700,000), provided however, if the cash and fair market value of such marketable securities is less than $1,700,000 and the net asset value of the Company immediately prior to the Effective Time, calculated in accordance with generally accepted accounting principles, is greater than or equal to Five Million Eight Hundred Seventy Five Thousand Dollars ($5,875,000), then the amount by which the cash and the fair market value of the marketable securities owned by the Company is less than $1,700,000 shall not be deducted for purposes of calculating the Adjusted Merger Amount; minus (d) the investment banking fee in the amount of $1,166,724.33 payable by the Company to Boles Knop & Company, LLC (which fee shall be paid by Acquiror on behalf of the Company as provided in Section 7.01(h)), minus (e) the payment in the amount of $756,000 payable by the Company to Gerald C. Dodds in connection with the termination of the Dodds Employment Agreement (which payment shall be made by Acquiror on behalf of the Company as provided in Section 7.01(h)); plus (f) an amount equal to the product of (i) the sum of (a) the amount determined pursuant to clauses (a), (b), (c),
(d) and (e) above plus (b) Two Million One Hundred Forty Thousand Dollars ($2,140,000), times (ii) the number of days beginning on and including February 1, 2000 and ending on but excluding the Closing Date times (iii) 0.0180547 percent. For purposes of computing the Adjusted Merger Amount as of the Closing Date, the amounts set forth in (b) and (c) above, shall be determined by reference to the unaudited balance sheet of the Company required to be delivered to the Acquiror pursuant to Section 7.02(k) of this Merger Agreement.

      "Affiliate" means: (a) with respect to an individual, any member of such individual's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

      "Agreement" means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

      "Articles of Merger" is defined in Section 1.02 of this Merger Agreement.

      "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

      "business day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of Maryland are authorized or obligated to be closed.

      "Cash Consideration" is defined in Section 2.02(b)(i) of this Merger Agreement.

      "Certificate" is defined in Section 2.02(c) of this Merger Agreement.

      "Class A Multiple" means an amount equal to (a) the aggregate par value of all Class A Shares, divided by (b) (i) the aggregate par value of all Class A Shares plus (ii) the aggregate par value of all Class B Shares. As of the date of this Merger Agreement, the Class A Multiple is equal to 0.37892848, computed as follows:

                             (390,125 x 0.00858699)
                 -----------------------------------------------
                 (390,125 x 0.00858699) + (282,209 x 0.01945621)

      "Class A Shares" is defined in Section 2.02(a) of this Merger Agreement.

      "Class B Multiple" means an amount equal to (a) the aggregate par value of all Class B Shares, divided by (b) (i) the aggregate par value of all Class A Shares plus (ii) the aggregate par value of all Class B Shares. As of the date of this Merger Agreement, the Class B Multiple is equal to 0.62107152, computed as follows

                             (282,209 x 0.01945621)
                 -----------------------------------------------
                 (390,125 x 0.00858699) + (282,209 x 0.01945621)

      "Class B Shares" is defined in Section 2.02(b) of this Merger Agreement.

      "Closing Adjustment" is defined in Section 2.05(b) of this Merger
Agreement.

      "Closing Date" is defined in Section 1.02 of this Merger Agreement.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Cognizant Agencies" is defined in Section 5.10 of this Merger Agreement.

      "Company" is defined in the Preamble to this Merger Agreement.

      "Company Audited Balance Sheet" is defined in Section 3.08(a) of this Merger Agreement.

      "Company Benefit Plans" means all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, whether or not terminated, and trust agreements and insurance contracts under or with respect to which Company or Company Subsidiary has or could have any liability, contingent, secondary or otherwise.

      "Company Common Stock" is defined in Section 3.04 of this Merger
Agreement.

      "Company Contracts" is defined in Section 3.12 of this Merger Agreement.

      "Company Disclosure Letter" is defined in Article III of this Merger Agreement.

      "Company Dissenting Stockholder" is defined in Section 2.02(d) of this Merger Agreement.

      "Company Financial Statement" is defined in Section 3.08(a) of this Merger Agreement.

      "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Company and any Company Subsidiaries, taken as a whole.

      "Company Pension Plan" means any Company Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

      "Company Stockholders" is defined in the Preamble to this Merger
Agreement.

      "Company Stock Plan" means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause Company Subsidiary or any other Person to, issue, deliver or sell shares of capital stock of Company or Company Subsidiary, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company or Company Subsidiary.

      "Company Subsidiary" means any Subsidiary of Company.

      "Company Tax Returns" means all Tax Returns required to be filed by Company or any of Company Subsidiary (without regard to extensions of time permitted by law or otherwise).

      "Competing Transactions" is defined in Section 6.08(d) of this Merger Agreement.

      "Consulting/Non-Competition Arrangement" means the (a) the Consulting Agreement described in Section 7.01(f)(ii) of this Merger Agreement to be entered into between the

Acquiror and NVLLC and (b) the Non-Competition Agreement described in Section 7.01(f)(iii) of this Merger Agreement to be entered into among the Acquiror, the Principal Stockholder and NVLLC, each as of the Closing Date.

      "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

      "Dodds Employment Agreement" is defined in Section 5.11 of this Merger Agreement.

      "Effective Time" is defined in Section 1.02 of this Merger Agreement.

      "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

      "Environmental Laws" means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "Escrow Agent" is defined in Section 2.02(a)(ii) of this Merger Agreement.

      "Escrow Agreement" means the Escrow Agreement among Acquiror, the Stockholders' Representative and the Escrow Agent in the form attached hereto as Exhibit C.

      "Escrowed Consideration" is defined in Section 2.02(b)(ii) of this Merger Agreement.

      "ESOP" means the Pulse Engineering Employee Stock Ownership Plan.

      "Estimated Balance Sheet" is defined in Section 7.02(k) of this Merger Agreement.

      "Exchange Agent" is defined in Section 2.03 of this Merger Agreement.

      "Exchange Fund" is defined in Section 2.03 of this Merger Agreement.

      "GAAP" means United States generally accepted accounting principles.

      "Government Property" means property or equipment in the possession of or directly acquired by a Governmental Entity and subsequently made available to the Company or any

Company Subsidiary or any other property or equipment otherwise acquired by the Company or any Company Subsidiary to which a Governmental Entity has title.

      "Governmental Entities" (including the term "Governmental") means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

      "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601(14); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss.9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, and (g) other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

      "Inventory" means all new materials, work in progress, finished goods and inventorable supplies.

      "Key Employees" means John G. Hannon, Gerald C. Dodds, Bob Allen, Bobby Adams and Caroline Pisano.

      "knowledge" will be deemed to be present with respect to Company and each Company Subsidiary when the matter in question is known, or upon reasonable investigation, should have been known, to the Company or any Company Subsidiary.

      "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

      "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

      "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

      "Maryland Law" is defined in the Preamble to this Merger Agreement.

      "Merger" is defined in the Preamble to this Merger Agreement.

      "Merger Consideration" is defined in Section 2.02(b)(ii) of this Merger Agreement.

      "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA to which Company or Company Subsidiary contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.

      "NVLLC" is defined in Section 9.02(a) of this Merger Agreement.

      "Ordinary Course of Business" means ordinary course of business consistent with past practices and reasonable business operations.

      "Party" and "Parties" are defined in the Preamble to this Merger
Agreement.

      "Permitted Encumbrance" means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable, (ii) landlord, warehouse and materialmen's liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

      "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company or Company Subsidiary; (b) to which Company or Company Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company or Company Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

      "Post-Signing Returns" is defined in Section 5.04 of this Merger
Agreement.

      "Principal Stockholder" means John G. Hannon.

      "Scheduled Closing Date" is defined in Section 2.07 of this Merger Agreement.

      "Stockholders' Representative" is defined in Section 2.05(c) of this Merger Agreement.

      "Subsidiary" means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

      "Surviving Corporation" is defined in Section 1.01 of this Merger
Agreement.

      "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

      "Tax Liabilities" means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company or any Company Subsidiary is or may become liable, or any deficiency or claim for any such Taxes that has been to Company's knowledge proposed, asserted or threatened.

      "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

      "Third Party Claim" means any claim or other assertion of liability by any third party.

      "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

      "Year 2000 Compliant" is defined in Section 3.25(a) of this Merger Agreement.

      [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, The Titan Corporation, Titan Acquisition Corporation and Pulse Engineering, Inc. have executed and delivered, or have caused this Merger Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

                                            THE TITAN CORPORATION

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________


                                            TITAN ACQUISITION CORPORATION

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________


                                            PULSE ENGINEERING, INC.

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

The undersigned hereby acknowledges his appointment as the Stockholders' Representative hereunder and his willingness to fulfill the duties of the Stockholders' Representative as contemplated by this Merger Agreement.


                                            ------------------------------------
                                                       John G. Hannon

The undersigned hereby enters into this Merger Agreement for the sole purpose of acknowledging, and agreeing to be bound by, his obligations as the "Principal Stockholder" under Article IX hereof.


                                            ------------------------------------
                                                       John G. Hannon

The undersigned hereby enters into this Merger Agreement for the sole purpose of acknowledging, and agreeing to be bound by, the obligations of Networking Ventures, LLC under Article IX hereof.

                                            NETWORKING VENTURES, LLC

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                    EXHIBIT A

                                     FORM OF

                               ARTICLES OF MERGER
                                     BETWEEN
                          TITAN ACQUISITION CORPORATION
                                       AND
                             PULSE ENGINEERING, INC.

THIS IS TO CERTIFY THAT:

      FIRST: Titan Acquisition Corporation and Pulse Engineering, Inc. agree to merge in the manner hereinafter set forth.

      SECOND: Pulse Engineering, Inc. is the corporation to survive the merger.

      THIRD: Both Pulse Engineering, Inc. and Titan Acquisition Corporation are incorporated under the laws of the State of Maryland.

      FOURTH: The principal office of Pulse Engineering, Inc. in the State of Maryland is located in [____________] County and the principal office of the Titan Acquisition Corporation is located in [Baltimore City].

      FIFTH: Titan Acquisition Corporation owns no interests in land located in the State of Maryland.

      SIXTH: Immediately upon the effectiveness of the merger, the charter of Pulse Engineering, Inc. shall be amended and restated to read in its entirety as set forth on Exhibit A hereto.

      SEVENTH: The total number of shares of all classes of stock which each corporation party to these Articles has the authority to issue and the number of shares of each class are as follows:

------------------------------------------------------------------------------------------------
                                Pulse Engineering, Inc.         Titan Acquisition Corporation
------------------------------------------------------------------------------------------------
Total number of shares
of all classes:                        1,200,000                             100
------------------------------------------------------------------------------------------------
Number and par values of   780,250 shares of Class A Common      100 shares of Common Stock,
authorized shares of       Stock, $0.00858699 par value per       $0.01 par value per share
each class:                              share

                           419,750 shares of Class B Common
                           Stock, $0.01945621 par value per
                                         share
------------------------------------------------------------------------------------------------
Number of authorized
shares  without par value                None                               None
of each class
------------------------------------------------------------------------------------------------
Aggregate par value of
all authorized shares                 $14,866.74                            $1.00
with par value
------------------------------------------------------------------------------------------------

      The merger herein provided for changes the authorized share structure of Pulse Engineering, Inc. so that said authorized share structure will be as follows upon the effectiveness of the merger:

--------------------------------------------------------------------------------
                                               Pulse Engineering, Inc.
--------------------------------------------------------------------------------
Total number of shares of all
classes:                                                 100
--------------------------------------------------------------------------------
Number and par values of
authorized shares of each class:             100 shares of Common Stock,
                                              $0.01 par value per share
--------------------------------------------------------------------------------
Number of authorized shares
without par value of each class                         None
--------------------------------------------------------------------------------
Aggregate par value of all
authorized shares with par value                        $1.00
--------------------------------------------------------------------------------

      EIGHTH: Immediately upon the effectiveness of the merger, Titan Acquisition Corporation shall be merged into Pulse Engineering, Inc.; and, thereupon, Pulse Engineering, Inc. shall possess any and all purposes and powers of Titan Acquisition Corporation; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of Titan Acquisition Corporation shall be transferred to, vested in, and devolved upon Pulse Engineering,

Inc., without further act or deed, subject to all of the debts and obligations of Titan Acquisition Corporation. Each share of Class A common stock, $0.00858699 par value per share, of Pulse Engineering, Inc. shall be converted into the right to receive $[________], and each share of Class B common stock, $0.01945621 par value per share, of Pulse Engineering, Inc. shall be converted into the right to receive $[_________], in each case without the necessity of any action on the part of the holder thereof. Each share of common stock, $0.01 par value per share, of Titan Acquisition Corporation shall be converted into one fully paid and nonassessable share of the common stock of Pulse Engineering, Inc.

      NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by Pulse Engineering, Inc. in the manner and by the vote required by the laws of the State of Maryland and the charter of Pulse Engineering, Inc., as follows:

      a) The board of directors of Pulse Engineering, Inc. adopted resolutions declaring that the merger of Titan Acquisition Corporation into Pulse Engineering, Inc. is advisable on substantially the terms and conditions set forth or referred to in said resolution and directed that the proposed transaction be submitted to the stockholders of Pulse Engineering, Inc. for their consideration. Said resolutions of the board of directors of Pulse Engineering, Inc. were adopted at a meeting duly held on [__________ ___], 2000 at which a quorum was present and at which the board acted by at least a majority of its members present thereat.

      b) At a meeting of the stockholders of Pulse Engineering, Inc. duly held on [__________ ___], 2000, pursuant to notice duly given, the stockholders of Pulse Engineering, Inc. approved the terms and conditions of the transaction by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter.

      TENTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by Titan Acquisition Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter of Titan Acquisition Corporation, as follows:

      a) The board of directors of Titan Acquisition Corporation adopted resolutions declaring that the merger of Titan Acquisition Corporation into Pulse Engineering, Inc. is advisable on substantially the terms and conditions set forth or referred to in said resolution and directed that the proposed transaction be submitted to the sole stockholder of Titan Acquisition Corporation for its consideration. Said resolutions of the board of directors of Titan Acquisition Corporation were adopted without a meeting by written consent signed on [__________ ___], 2000, by all of the members of the board of directors.

      b) A consent in writing, setting forth approval of the terms and conditions of the transaction described herein as so proposed was signed by the sole stockholder of

            Titan Acquisition Corporation, and such consent is filed with the records of stockholder meetings of Titan Acquisition Corporation.

      ELEVENTH: [These Articles of Merger shall become effective on [_______________ ____], 2000.] [These Articles of Merger shall become effective upon filing with and acceptance by the Maryland State Department of Assessments and Taxation.]

      TWELFTH: Each of the undersigned Chairman of the Board of Pulse Engineering, Inc. and the President of Titan Acquisition Corporation acknowledges these Articles of Merger to be the corporate act of the respective party on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under penalties for perjury.

                                                           DRAFT: March 13, 2000

      IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this ______ day of ______________, 2000.

                                         PULSE ENGINEERING, INC.


                                         By:
                                             -----------------------------------
                                             John G. Hannon
                                             Chairman of the Board of Directors

Attest:


---------------------------------
[Name]
Secretary

                                         TITAN ACQUISITION CORPORATION


                                         By:
                                             -----------------------------------
                                             Mellon C. Baird
                                             President

Attest:


---------------------------------
Nicholas J. Costanza
Secretary

                                                           DRAFT: March 21, 2000

                                    EXHIBIT B

                         INITIAL OFFICERS AND DIRECTORS
                                       OF
                              SURVIVING CORPORATION

                                Initial Officers

--------------------------------------------------------------------------------
                    Office                                 Officer
--------------------------------------------------------------------------------
President and Chief Executive Officer                  Mellon C. Baird
--------------------------------------------------------------------------------
Executive Vice-President, Chief Financial
Officer and Treasurer                                  Eric M. DeMarco

--------------------------------------------------------------------------------
Senior Vice President, General Counsel and           Nicholas J. Costanza
Secretary
--------------------------------------------------------------------------------
Assistant Treasurer                                  Deanna Hom Petersen
--------------------------------------------------------------------------------
Assistant Treasurer                                   Ray H. Guillaume
--------------------------------------------------------------------------------
Assistant Secretary                                    Cheryl L. Barr
--------------------------------------------------------------------------------

                                Initial Directors

--------------------------------------------------------------------------------
                                   Gene W. Ray
--------------------------------------------------------------------------------
                                 Mellon C. Baird
--------------------------------------------------------------------------------
                                 Eric M. DeMarco
--------------------------------------------------------------------------------

                                                           DRAFT: March 21, 2000

                                    EXHIBIT C

                           [FORM OF ESCROW AGREEMENT]

                                                           DRAFT: March 21, 2000

                                    EXHIBIT D

                         [FORM OF CONSULTING AGREEMENT]

                                    EXHIBIT E

                       [FORM OF NON-COMPETITION AGREEMENT]